EXHIBIT - 11.1
                    COMPUTATION OF EARNINGS PER SHARE DATA

          The following formulas were used to calculate the earnings per share data shown in the Consolidated Statements of Income and Retained Earnings for the year ended December 31, 1996 and December 31, 1995 included in this Report.

                                  Calculation


Year Ended

December 31, 1996    Net Income        Net Income/(Loss)      =  $(2,938,000)  =  $(.49)
                     per common     ------------------------     ------------
                     share          Weighted average shares        6,024,445
                                    of Common Stock for the
                                    period

December 31, 1995    Net Income           Net Income          =  $  9,464,000  =  $1.40
                     per common     ------------------------     ------------
                     share          Weighted average shares        6,782,127
                                    of Common Stock for the
                                    period

For purposes of calculating earnings per share, there were 6,024,445 and 6,782,127 weighted number of common shares outstanding during the twelve month periods ending December 31, 1996 and 1995. Effective April 1, 1996, the Company granted options of 8,000 shares of common stock and on April 1, 1995, the Company granted options of 79,500 shares of common stock. As of December 31, 1996, these common stock equivalents are not included in the earnings per share calculation as they have an anti-dilutive effect.